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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


MLC Group, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.


MLC Capital, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.


MLC/GATX Leasing Corporation, a Colorado corporation, a 50% owned investment.


MLC Network Solutions, Inc., a Delaware corporation, a wholly owned subsidiary.


Educational Computer Concepts, Inc., a Commonwealth of Pennsylvania corporation, a wholly owned subsidiary.


MLC Federal, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.


MLC Leasing, S.A. de C.V., incorporated in Mexico, is a wholly owned subsidiary of MLC Group, Inc. and MLC Network Solutions, Inc.